Exhibit 99.1

The New York Times Company Reports 2014 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--April 24, 2014--The New York Times Company (NYSE:NYT) announced today first-quarter 2014 diluted earnings per share from continuing operations of $.02 compared with $.04 in the same period of 2013. Adjusted diluted earnings per share from continuing operations (as discussed below) were $.07 in the first quarter of 2014 compared with $.08 in the first quarter of 2013.

The Company had an operating profit of $22.1 million in the first quarter of 2014 compared with $28.1 million in the same period of 2013, with the decline mainly resulting from investments associated with the Company’s strategic growth initiatives. Adjusted operating profit was $56.6 million in the first quarter of 2014 compared with $57.1 million in the first quarter of 2013.

Total revenues increased 2.6 percent in the first quarter of 2014, with advertising revenues up 3.4 percent and circulation revenues up 2.1 percent. The Company added more net digital subscribers in the first quarter of 2014 than in any quarter in 2013. The total number of paid digital-only subscribers at the end of the first quarter was approximately 799,000, an increase of 39,000 compared with the end of the fourth quarter of 2013.

“2014 is off to a good start, with revenue growth across the board in the first quarter followed by the launch of new digital subscription products at the beginning of April,” said Mark Thompson, president and chief executive officer. “For the first time in several years, we saw quarterly growth in both print and digital advertising revenues, with total advertising revenues increasing by more than 3 percent year-over-year. We’re pleased with this result, which we believe demonstrates the progress we are making in both performance and innovation in advertising. Paid Posts, our native advertising initiative, launched very successfully during the quarter. However, we are certainly not claiming victory in advertising yet; we expect continued month-to-month volatility and recognize that we will face some significantly tougher year-on-year comparisons as the year goes on.

“Just after the quarter’s end we began the rollout of NYT Now and Times Premier, expanding the target market for our digital products and increasing our ability to monetize our unparalleled journalism and features across a more comprehensive spectrum of current and potential subscribers. Our new mobile product, NYT Now, in particular is being embraced by the market. As we have said previously, we expect these products to take some time to ramp up, but we are pleased with the reception thus far and by the continued strength of our core digital subscription packages, which grew by 18% year-over-year in Q1.”

Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2014 to the first quarter of 2013. The results of the New England Media Group (NEMG), which was sold at the beginning of the fourth quarter of 2013, are reported within discontinued operations in 2013.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and a special item (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and a special item (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The exhibits include a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures, as well as an explanation of non-operating retirement costs, which is presented for the first time in this release.

First-quarter 2014 results included the following special item:

  A $2.6 million ($1.5 million after tax or $.01 per share) charge for the early termination of a distribution agreement, which will result in distribution cost savings for the Company in future periods.

There were no special items in the first quarter of 2013.

The Company had severance costs of $3.1 million ($1.8 million after tax or $.01 per share) and $4.9 million ($2.9 million after tax or $.02 per share) in the first quarters of 2014 and 2013, respectively.

Results from Continuing Operations

Revenues
Total revenues increased 2.6 percent to $390.4 million from $380.7 million. Circulation revenues increased 2.1 percent, advertising revenues were up 3.4 percent and other revenues increased 1.4 percent.

Circulation revenues rose as the Company’s digital subscription initiatives and the 2014 increase in home-delivery prices at The New York Times more than offset a decline in print copies sold. Revenues from the Company’s digital-only subscription packages, e-readers and replica editions were $40.3 million in the first quarter of 2014, up 13.6 percent from the first quarter of 2013.

Print and digital advertising revenues increased 3.7 percent and 2.2 percent, respectively. Digital advertising revenues were $37.8 million compared with $37.0 million in the 2013 first quarter.

Operating Costs
Operating costs increased 3.8 percent to $365.8 million from $352.5 million. Costs rose mainly due to higher compensation and benefits expenses associated with the strategic growth initiatives as well as higher retirement costs, partially offset by cost savings in printing and distribution. Adjusted operating costs increased 3.2 percent to $333.8 million from $323.5 million.

Raw materials costs declined to $22.0 million from $23.8 million due to both newsprint volume and price declines.

Other Data

Interest Expense, net
Interest expense, net decreased to $13.3 million from $14.1 million due to a lower level of debt outstanding as a result of repurchases made in 2013 and higher interest income.

Income Taxes
The Company had income tax expense of $3.8 million (effective tax rate of 56.9 percent) in the first quarter of 2014 and income tax expense of $5.1 million (effective tax rate of 45.4 percent) in the first quarter of 2013. The foregoing tax rates were impacted by adjustments to the Company’s reserve for uncertain tax positions.

Liquidity
As of March 30, 2014, the Company had cash and marketable securities of approximately $973 million (excluding restricted cash of approximately $29 million that is mainly subject to certain collateral requirements for workers’ compensation obligations). Total debt and capital lease obligations were approximately $685 million.

Capital Expenditures
Capital expenditures totaled approximately $6 million in the first quarter of 2014.

Outlook
Total circulation revenues are expected to increase in the low-single digits in the second quarter of 2014 compared with the second quarter of 2013.

Total advertising revenues in the second quarter of 2014 are expected to decrease in the mid-single digits compared with the second quarter of 2013 in part because year-over-year comparisons will become more challenging.

The Company expects second-quarter 2014 operating costs and adjusted operating costs to each increase in the low- to mid-single digits compared with the second quarter of 2013 as investments associated with the Company’s strategic growth initiatives accelerate.

In addition, the Company expects the following on a pre-tax basis in 2014:

  Results from joint ventures: breakeven,
  Depreciation and amortization: $75 to $85 million,
  Interest expense, net: $53 to $57 million, and
  Capital expenditures: $35 to $45 million.

Conference Call Information
The Company’s first-quarter 2014 earnings conference call will be held on Thursday, April 24 at 11:00 a.m. E.T. To access the call, dial 877-201-0168 (in the U.S.) or 647-788-4901 (international callers). The passcode is 14320771. Participants should dial in to the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 855-859-2056 (in the U.S.) and 404-537-3406 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Monday, April 28. The passcode is 14320771.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s circulation and advertising, the growth of its digital businesses and the implementation of its strategic growth initiatives. The Company’s actual results could also be impacted by the other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the year ended December 29, 2013. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, International New York Times, NYTimes.com, INYT.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesComm or investor news at @NYT_IR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	First Quarter
Revenues	2014	2013	% Change
Circulation	$209,723	$205,482	2.1%
Advertising(a)	158,727	153,538	3.4%
Other(b)	21,958	21,655	1.4%
Total revenues	390,408	380,675	2.6%
Operating costs
Production costs	158,983	156,734	1.4%
Selling, general and administrative costs	186,724	176,872	5.6%
Depreciation and amortization	20,092	18,938	6.1%
Total operating costs	365,799	352,544	3.8%
Early termination charge(c)	2,550	—	N/A
Operating profit	22,059	28,131	-21.6%
Loss from joint ventures	(2,147)	(2,870)	-25.2%
Interest expense, net	13,301	14,071	-5.5%
Income from continuing operations before income taxes	6,611	11,190	-40.9%
Income tax expense	3,764	5,082	-25.9%
Income from continuing operations	2,847	6,108	-53.4%
Loss from discontinued operations, net of income taxes(d)	(994)	(2,785)	-64.3%
Net income	1,853	3,323	-44.2%
Net (income)/loss attributable to the noncontrolling interest	(110)	249	*
Net income attributable to The New York Times Company common stockholders	$1,743	$3,572	-51.2%

Amounts attributable to The New York Times Company common stockholders:
Income from continuing operations	$2,737	$6,357	-56.9%
Loss from discontinued operations, net of income taxes	(994)	(2,785)	-64.3%
Net income	$1,743	$3,572	-51.2%

Average number of common shares outstanding:
Basic	150,612	148,710	1.3%
Diluted	161,920	155,270	4.3%

Basic earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.02	$0.04	-50.0%
Loss from discontinued operations, net of income taxes	(0.01)	(0.02)	-50.0%
Net income	$0.01	$0.02	-50.0%

Diluted earnings/(loss) per share attributable to The New York Times Company common stockholders:
Income from continuing operations	$0.02	$0.04	-50.0%
Loss from discontinued operations, net of income taxes	(0.01)	(0.02)	-50.0%
Net income	$0.01	$0.02	-50.0%
Dividends declared per share	$0.04	$—	N/A

* Represents an increase or decrease in excess of 100%.
See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)
(a)	The following table summarizes the first quarter of 2014 advertising revenues by category:
		2014
		First Quarter	% Change vs. 2013
	National	$125,620	4.7%
	Retail	19,082	2.3%
	Classified	14,025	-6.1%
	Total advertising	$158,727	3.4%

(b)	Other revenues consist primarily of revenues from news services/syndication, digital archives, rental income and conferences/events.

(c)	In the first quarter of 2014, the Company recorded a $2.6 million charge for the early termination of a distribution agreement.

(d)

In the fourth quarter of 2013, the Company completed the sale of NEMG – consisting of The Boston Globe, BostonGlobe.com, Boston.com, Worcester Telegram & Gazette, Telegram.com and related properties – and its 49% interest in Metro Boston. The results of NEMG have been classified as discontinued operations for all periods presented.

	The following tables summarize the 2014 and 2013 results of operations presented as discontinued operations for NEMG:

		First Quarter	First Quarter
		2014	2013
	Revenues	$—	$85,258
	Total operating costs	—	89,725
	Loss from joint ventures	—	(70)
	Interest expense, net	—	3
	Pre-tax loss	—	(4,540)
	Income tax benefit	—	(1,755)
	Loss from discontinued operations, net of income taxes	—	(2,785)
	(Loss)/gain on sale, net of income taxes:
	Loss on sale	(1,559)	—
	Income tax benefit	(565)	—
	Loss on sale, net of income taxes	(994)	—
	Loss from discontinued operations, net of income taxes	$(994)	$(2,785)

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and a special item (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, non-operating retirement costs and a special item (or adjusted operating profit); and operating costs before depreciation, amortization, severance and non-operating retirement costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and non-operating retirement costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Non-operating retirement costs include interest cost, expected return on plan assets and amortization of actuarial gains and loss components of pension expense; interest cost and amortization of actuarial gains and loss components of retiree medical expense; and all expenses associated with multiemployer pension plan withdrawal obligations. These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Non-operating retirement costs do not include service costs and amortization of prior service costs for pension and retiree medical benefits, which management believes reflect the ongoing service-related costs of providing pension and retiree medical benefits to its employees. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting operating results excluding non-operating retirement costs, in addition to the Company’s GAAP operating results, will provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and a special item (or adjusted diluted earnings per share from continuing operations)

	First Quarter
	2014	2013	% Change
Diluted earnings per share from continuing operations	$0.02	$0.04	-50.0%
Add:
Severance	0.01	0.02
Non-operating retirement costs	0.03	0.02
Special item:
Early termination charge	0.01	—
Adjusted diluted earnings per share from continuing operations	$0.07	$0.08	-12.5%

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance, non-operating retirement costs and a special item (or adjusted operating profit)

	First Quarter
	2014	2013	% Change
Operating profit	$22,059	$28,131	-21.6%
Add:
Depreciation & amortization	20,092	18,938
Severance	3,054	4,868
Non-operating retirement costs	8,877	5,204
Special item:
Early termination charge	2,550	—
Adjusted operating profit	$56,632	$57,141	-0.9%

Reconciliation of operating costs before depreciation & amortization, severance and non-operating retirement costs (or adjusted operating costs)

	First Quarter
	2014	2013	% Change
Operating costs	$365,799	$352,544	3.8%
Less:
Depreciation & amortization	20,092	18,938
Severance	3,054	4,868
Non-operating retirement costs	8,877	5,204
Adjusted operating costs	$333,776	$323,534	3.2%

Components of non-operating retirement costs

	First Quarter
	2014	2013	% Change
Pension:
Interest cost	$23,987	$21,927
Expected return on plan assets	(28,460)	(31,063)
Amortization of actuarial loss	7,652	9,754
Non-operating pension costs	3,179	618	*
Other postretirement benefits:
Interest cost	1,010	1,009
Amortization of actuarial loss	1,184	1,022
Non-operating other postretirement benefits costs	2,194	2,031	8.0%
Expenses associated with multiemployer pension plan withdrawal obligations	3,504	2,555
Total non-operating retirement costs(1)	$8,877	$5,204	70.6%

(1)	In 2013, total non-operating retirement costs on a quarterly basis were as follows: $2.8 million in the second quarter, $5.1 million in the third quarter and $7.4 million in the fourth quarter.

This press release can be downloaded from www.nytco.com.

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com